Exhibit 99.1

CONTACTS:	Dennis M. Oates	Christopher T. Scanlon	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS SUBSTANTIAL INCREASE IN

FIRST QUARTER 2018 SALES AND PROFITABILITY

•	Q1 2018 Sales of $63.7 Million, Up 30.4% from Q1 2017

•	Q1 2018 Net Income of $2.1 million, or $0.28 per diluted share vs. Net Loss of $1.2 million, or $0.17 per diluted share, in Q1 2017

•	EBITDA of $8.8 Million in Q1 2018, Up 110.8% from Q1 2017

•	Quarter-End Backlog of $90.6 Million, Up 16.7% sequentially and Up 58.8% vs. Q1 2017

BRIDGEVILLE, PA, April 25, 2018 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported net sales of $63.7 million for the first quarter of 2018, an increase of 30.4% from $48.9 million in the first quarter of 2017, and up 26.8% from $50.3 million in the 2017 fourth quarter. All end markets made strong contributions to the year-over-year and sequential sales growth, with the exception of power generation. Aerospace remained the Company’s largest end market, comprising 56.9% of total Company sales, with first quarter sales totaling $36.2 million, up 35.8% from the first quarter of 2017 and 27.6% sequentially.

Sales of premium alloys in the first quarter of 2018 increased 103.1% to a record $11.8 million and represented 18.6% of sales, compared with $5.8 million, or 11.9% of sales, in the first quarter of 2017. Premium alloy sales rose 61.6% from $7.3 million, or 14.6% of sales, in the fourth quarter of 2017.

The Company’s gross margin increased to $9.3 million, or 14.5% of sales, for the first quarter of 2018, compared with $4.2 million, or 8.7% of sales, in the first quarter of 2017, and $6.2 million, or 12.3% of sales, in the fourth quarter of 2017.

For the first quarter of 2018, selling, general and administrative expenses were $5.2 million, or 8.2% of sales, compared with $4.7 million, or 9.7% of sales, in the first quarter of 2017, and $5.1 million, or 10.2% of sales, in the fourth quarter of 2017.

Net income was $2.1 million, or $0.28 per diluted share for the first quarter of 2018 compared with a net loss of $1.2 million, or $0.17 per diluted share, in the first quarter of 2017. Net income for the fourth quarter of 2017 was $7.9 million, or $1.06 per diluted share, including a net tax benefit of $1.06 per diluted share primarily attributable to the federal tax reform changes.

The Company’s EBITDA for the first quarter of 2018 was $8.8 million, an increase of 110.8% from the first quarter of 2017, and an increase of 52.5% from the fourth quarter of 2017.

Working capital levels rose from prior year-end 2017 amounts as accounts receivable and inventory levels increased by $11.9 million in total, due to higher sales levels and an increased backlog.

Backlog (before surcharges) at March 31, 2018 was $90.6 million, an increase of 16.7% from December 31, 2017, and 58.8% higher than at the end of the first quarter of 2017.

The Company’s total debt at March 31, 2018 was $99.9 million compared with $79.7 million at the end of the fourth quarter of 2017. Additionally, debt, net of cash and restricted cash totaled $91.3 million as of March 31, 2018. The increase in total debt was driven by higher working capital levels, as well as revolving credit facility borrowings related to the mid-size bar cell capital project at our Dunkirk, NY facility. These borrowings were made in conjunction with the utilization of the New Markets Tax Credit financing program as described further below.

Separately, on April 24th, the Company amended its credit agreement with PNC Bank and Bank of America. This amendment increases the senior secured credit facility to $73.0 million from $65.0 million while maintaining the favorable terms of the previous agreement.

Additionally, in March 2018, the Company entered into a financing transaction with an outside bank and community development agency related to the new mid-size bar cell capital project at its Dunkirk, NY facility. The Company financed a portion of this $10.0 million capitalized project via the New Markets Tax Credit program, enabling it to benefit from low cost financing.

Capital expenditures for the first quarter of 2018 totaled $2.5 million compared to $3.3 million in the fourth quarter of 2017 and $1.4 million in the first quarter of 2017.

The Company’s tax rate for the 2018 first quarter was 26.8%, which was negatively impacted by approximately $0.2 million of discrete tax expense items. Excluding those discrete items, the underlying tax rate for the 2018 first quarter was 18.7%.

Chairman, President and CEO Dennis Oates commented: “The substantial growth in our first quarter sales and profitability was driven by continued positive momentum in our marketplace, along with the increasing traction of our premium alloy strategy. Our first quarter sales, bookings and backlog were at their highest levels since 2012. Activity levels at our melt shop and at our vacuum induction melting and forge facilities were also at multi-year highs, contributing to further improvement in our gross margin and significant growth in our EBITDA.”

Mr. Oates continued, “With this strong start to 2018, we look forward to a very solid year of progress as we further execute our strategic growth plan and seize ongoing market opportunities.”

Webcast

The Company has scheduled a conference call for today, April 25, 2018, at 10:00 a.m. (Eastern) to discuss first quarter 2018 results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the second quarter of 2018.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and other non-cash generating activity such as impairments and the write-off of deferred financing costs. We believe excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculations methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

-TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	March 31,
	2018	2017
Net Sales
Stainless steel	$42,939	$35,033
High-strength low alloy steel	5,203	4,172
Tool steel	9,641	7,057
High-temperature alloy steel	4,547	1,976
Conversion services and other sales	1,407	637

Total net sales	63,737	48,875

Cost of products sold	54,465	44,630

Gross margin	9,272	4,245

Selling, general and administrative expenses	5,207	4,729

Operating income (loss)	4,065	(484)

Interest expense	1,142	939
Deferred financing costs	64	64
Other (income) expense, net	(43)	(6)

Income (loss) before income taxes	2,902	(1,481)

Provision (benefit) for income taxes	777	(262)

Net income (loss)	$2,125	$(1,219)

Net income (loss) per common share - Basic	$0.29	$(0.17)

Net income (loss) per common share - Diluted	$0.28	$(0.17)

Weighted average shares of common stock outstanding
Basic	7,261,966	7,216,447
Diluted	7,492,972	7,216,447

*	Premium alloys represent all vacuum induction melted (VIM) products.
**	The majority of our products are sold to service centers rather than the ultimate end market customer. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

MARKET SEGMENT INFORMATION

	Three months ended
	March 31,
	2018	2017
Net Sales
Service centers	$44,521	$32,729
Original equipment manufacturers	4,482	4,122
Rerollers	8,364	6,553
Forgers	4,963	4,834
Conversion services and other sales	1,407	637

Total net sales	$63,737	$48,875

Tons shipped	11,156	10,332

MELT TYPE INFORMATION

	Three months ended
	March 31,
	2018	2017
Net Sales
Specialty alloys	$50,485	$42,405
Premium alloys *	11,845	5,833
Conversion services and other sales	1,407	637

Total net sales	$63,737	$48,875

END MARKET INFORMATION **

	Three months ended
	March 31,
	2018	2017
Net Sales
Aerospace	$36,235	$26,692
Power generation	2,289	4,234
Oil & gas	8,459	4,889
Heavy equipment	10,035	7,685
General industrial, conversion services and other sales	6,719	5,375

Total net sales	$63,737	$48,875

*	Premium alloys represent all vacuum induction melted (VIM) products.
**	The majority of our products are sold to service centers rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2018	2017
Assets

Cash	$228	$207
Accounts receivable, net	33,593	24,990
Inventory, net	119,961	116,663
Other current assets	4,047	4,404

Total current assets	157,829	146,264
Property, plant and equipment, net	173,870	174,444
Other long-term assets	8,854	523

Total assets	$340,553	$321,231

Liabilities and Stockholders’ Equity

Accounts payable	$28,371	$34,898
Accrued employment costs	3,501	4,075
Current portion of long-term debt	6,718	4,707
Other current liabilities	1,177	1,268

Total current liabilities	39,767	44,948
Long-term debt, net	93,187	75,006
Deferred income taxes	10,361	9,605
Other long-term liabilities, net	3,015	4

Total liabilities	146,330	129,563
Stockholders’ equity	194,223	191,668

Total liabilities and stockholders’ equity	$340,553	$321,231

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Three months ended
	March 31,
	2018	2017
Operating activities:
Net income (loss)	$2,125	$(1,219)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	4,756	4,717
Deferred income tax	772	(296)
Share-based compensation expense	326	534
Changes in assets and liabilities:
Accounts receivable, net	(8,604)	(6,523)
Inventory, net	(3,832)	(4,499)
Accounts payable	(7,699)	9,423
Accrued employment costs	(499)	(1,371)
Income taxes	5	32
Other, net	296	(790)

Net cash (used in) provided by operating activities	(12,354)	8

Investing activity:
Capital expenditures	(2,485)	(1,413)

Net cash (used in) investing activity	(2,485)	(1,413)

Financing activities:
Borrowings under revolving credit facility	128,729	71,863
Payments on revolving credit facility	(107,080)	(68,721)
Proceeds under New Markets Tax Credit financing	3,010	—
Payments on term loan facility, capital leases, and convertible notes	(1,172)	(1,598)
Payment of deferred financing costs	(351)	—
Proceeds from the common stock exercised	54	—

Net cash provided by financing activities	23,190	1,544

Net increase in cash and restricted cash	8,351	139
Cash and restricted cash at beginning of period	207	75

Cash and restricted cash at end of period	$8,558	$214

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

	Three Months ended
	March 31,
	2018	2017
Net income (loss)	$2,125	$(1,219)
Interest expense	1,142	939
Provision (Benefit) for income taxes	777	(262)
Depreciation and amortization	4,756	4,717

EBITDA	8,800	4,175
Share-based compensation expense	326	534

Adjusted EBITDA	$9,126	$4,709